CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                          SWISSRAY International, Inc.
                      ------------------------------------
                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

         WE, THE UNDERSIGNED, Ruedi G. Laupper and Josef Laupper, being respectively the President and the Secretary of SWISSRAY International, Inc., a corporation organized and existing under the laws of the State of New York hereby certify:

         1.       The name of the corporation is SWISSRAY International, Inc.

         2. The certificate of incorporation of said corporation was filed with the Department of State on the 2nd day of January. 1968, under the name CGS Units Incorporated. The name was then changed to DMS Industries, Inc. on June 15, 1994, and to its current name SWISSRAY International, Inc. on June 5, 1995.

         3. (a) The Certificate of Incorporation is amended to authorize the issuance of a new class of stock, namely 7,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, and to set forth the respective rights of the holders of such stock; and

                  (b) To effect the foregoing, "Article 4" relating to the Series A Convertible Preferred Stock is amended to read as follows:

         "4.0 The total number of shares authorized which the corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shares shall be Common Stock, par value $.01 per share without cumulative voting rights and without any preemptive rights and 1,000,000 shares shall be Preferred Stock, par value $.01 per share; and

                  The total number of shares of Series A Preferred Stock which the corporation shall have authority to issue is 7,000 shares all of which shall be Series A Preferred Stock, par value $.01 per share.

          4.1 The Company's Certificate of Incorporation, as amended, authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.01 per share, and expressly vests in the Board of Directors the authority provided therein to issue any or all of such shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued. Currently, there are no designated shares of Series A Convertible Preferred Stock. The rights of the holders of the Series A Convertible Preferred Stock shall rank senior to all issuance and rights of the holders of all other series of Preferred Stock hereafter issued by the Company, with respect to all preferences upon liquidation.

          4.2     Designation Of The Series.    The Board of Directors  of the
Company, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a Series A issue of Preferred Stock;

         There shall be a series of convertible Preferred Stock designated as "Series A Preferred Stock." The shares of such series shall be referred to herein as the "Series A Shares." Upon initial issuance by the Company, the price per share of the Series A Shares shall be $1,000 (the "Purchase Price"). The par value per share is $.01. The authorized number of such Series A Shares is 7,000.

                  A.       Voting Rights.   Except as  otherwise  required  by
law, the holders of the Series A Shares shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to a vote of the

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shareholders of the Company.  Notwithstanding  the foregoing,  without the prior written consent of the holders of 66 2/3% ( sixty-six and two-thirds percent) of the Series A Shares;

                  (i) the Company shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series A Shares of its Certificate of Incorporation, as amended, any resolutions of the board of directors or any instrument establishing and designating the Series A Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of Series A Shares; or

                  (ii) the Company shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series A Shares.

                  B. Dividends. The holders of the Series A Shares shall be entitled to receive an 3% per annum non-cumulative dividend payable on the date of each conversion the "Dividend Payment Date"). The dividend shall be payable in cash or in common stock par value $.01 per share of the Company (the "Common Stock"), at the Company's option. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series A Shares^. If paid in Common Stock, the number of shares of the Company's Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the then applicable Market Price, as of the Dividend Payment Date. "Market Price" shall mean the lesser of (i) 85.35% of the 10-day average closing bid price, as reported by Bloomberg, LP, for the ten (10) consecutive trading days immediately preceding the Dividend Payment Date or (ii) $4.00 (each being referred to as the "Conversion Price"). If the dividend is to be paid in cash, the Company shall make such payment within 10 business days of the Dividend Payment Date. If the dividend is to be paid in Common Stock, said Common Stock shall be delivered to the holder, or per holder's instructions, within 10 business days of the Dividend Payment Date. Dividends shall be fully non-cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable on the Dividend Payment Date. No interest shall accrue on any unpaid dividends on the Series A Preferred Stock.

                  C.       Conversion Rights.
                           -----------------

                  (I) Series A Shares. Upon receipt by the Company or its designated attorney of a facsimile or original of holder's signed Notice of Conversion preceded by, together with or followed by receipt of the original Series A Share to be converted in whole or in part (within 5 business days as indicated in Section C(ii) below), the Company shall instruct its transfer agent to issue one or more certificates representing that number of shares of Common Stock into which the Series A Shares are convertible in accordance with the provisions regarding conversion set forth below. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to the Series A Shares.

                  (ii) Conversion Procedures. The face amount of each Series A Share may be converted anytime following , its issuance, except as otherwise set forth herein. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Series A Shares to be converted together with a facsimile or original of the signed Notice of Conversion which evidences holder's intention to convert those Series A Shares indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Series A Shares to be converted are received by the Company or its designated attorney within 5 business days thereafter.

                  (iii) Common Stock to be Issued. Upon the conversion of any Series A Shares and upon receipt by the Company or its designated attorney of a facsimile or original of holder's signed Notice of Conversion the Company shall instruct Company's transfer agent to issue stock certificates without restrictive legend or stop transfer instructions, if at that time the underlying Common Stock has been registered (or with proper restrictive legend if not yet registered), in the name of holder (or its nominee) and in such reasonable

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denominations to be specified at conversion representing the number of shares of
Common Stock issuable upon such conversion, as applicable.

                           (iv)     Conversion Rate. Holder is entitled,  at its
option, to convert the face amount of each Series A Share, plus accrued dividend, anytime following their issuance at the lesser of (a) 85.35% of the 10-day average closing bid price, as reported by Bloomberg, LP, for the ten (10) consecutive trading days immediately preceding the Conversion Date or (b) $4.00 (each being referred to as the "Conversion Price"). The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Series A Shares to be converted are received by the Company or its designated attorney within 5 business days thereafter. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share. The Shares are subject to a mandatory, four year conversion feature at the end of which all Shares outstanding will be automatically converted, upon the terms set forth in this section ("Mandatory Conversion Date").

                  (v) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Series A Shares that are to be converted in part, the Company shall issue to the holder a new Series A Share equal to the unconverted amount, if so requested in writing by holder.

                  (vi) Within eight (8) business days after receipt of the documentation referred to above in Section C(ii), the Company shall deliver a certificate in accordance with Section C(ii) for the number of shares of Common Stock issuable upon the conversion. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Series A Shares that are to be converted in part, the Company shall issue to the holder a new Series A Share equal to the unconverted amount, if so requested in writing by holder.

                           In the event the Company does not make  delivery of
the Common Stock, as instructed by holder, within 8 business days after delivery of the Notice of Conversion or, if later, the original Series A Share, then in such event the Company shall pay to holder an amount, in cash in accordance with the following schedule, wherein "No. Business Days Late" is defined as the number of business days beyond the 8 business days delivery period.

                                                     Late Payment for Each
                                                     $10,000 of Share
No. Business Days Late                               Amount Being Converted
----------------------                               ----------------------
         1                                                $100
         2                                                $200
         3                                                $300
         4                                                $400
         5                                                $500
         6                                                $600
         7                                                $700
         8                                                $800
         9                                                $900
         10                                               $1,000
         >10                                              $1,000 + $200 for each
                                                          Business Day Beyond 10

                           The  Company  acknowledges  that its  failure  to
deliver the Common Stock within 8 business days after the Conversion Date will cause the holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to qualify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Certificate of Designations.

                           To the extent  that the  failure of the  Company to
issue the Common Stock pursuant to this section is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this section shall not apply but instead the provisions of Section C(vii) shall apply.

                           The  Company  shall  make any  payments  incurred
under this section in immediately available funds within eight (8) business days from the Conversion Date if late. Nothing herein shall limit a holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the holder within 8 business days after the Conversion Date.

                           Notwithstanding  anything to the contrary  contained
herein, in those instances where the Company is required to deliver restrictive securities within eight (8) business days, the same may be accomplished by the Company within fourteen (14) business days without the incurring of or commencement of any penalties. The Company however, will use its best efforts to deliver the Common Stock issuable upon conversion as soon as possible after the applicable Conversion Date.

                  (vii) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Shares by all holders of the entire amount of Shares then outstanding. If, at any time holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders) available to effect, in full, a conversion of the Series A Shares (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Series A Shares requested to be converted but not converted (the "Unconverted Shares"), upon holder's sole option, may be deemed null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing holders of outstanding Shares, by facsimile, within three (3) business day of such default (with the original delivered by overnight or two day courier), and the holder shall give notice to the Company by facsimile within five business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

                           The Company agrees to pay to all holders of
outstanding Series A Shares payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Series A Shares held by each Holdser where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Series A Shares. The Company shall send notice ("Authorization Notice") to each holder of outstanding Series A Shares that additional shares of Common Stock have been authorized, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, at the Company's option, payable as follows: (i) in the event of payment in cash, cash payments shall be made to such holder of outstanding Series A Shares by the fifth business day of the following calendar month, or (ii) in the event of payment in stock, the holder may convert such payment amount into Common Stock at the conversion rate set forth in section C(iv) at anytime after the 5th business day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory 4 year conversion period.

                           If, by the eighth  (8th)  business day after the
Conversion Date of any portion of the Series A Shares to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the holder and after such Delivery Date, the holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the holder (the "Sold Shares"), which delivery such holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the holder, in addition to any other amounts due to holder, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the holder in immediately available funds within eight (8) business days of written demand by the holder. By way of illustration and not in limitation of the foregoing, if the holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the holder will be $1,000.


                           The  Company   acknowledges  that  its  failure  to
maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Series A Shares will cause the holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include a provision for liquidated damages. The liquidated damages provision set forth in this section represents a good faith effort to quantify such damages and, as such, and that the form and amount of such liquidated damages are reasonable and are not intended to constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock. Nothing herein shall limit the holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

                  (viii) The holder shall be entitled to convert any or all of the Series A Shares, even though a Registration Statement, if any, covering those Series A Shares may not have been declared effective at that time, in which case the holder shall receive legended Common Stock until the Registration Statement is declared effective or in the written opinion of legal counsel the legend may be removed.

                  (ix) Limitation on Issuance of Shares. The Company may be limited in the number of shares of Common Stock it may issue by virtue of (X) the number of authorized shares or (Y) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof: (a) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Series A Shares without violating the Cap Regulations and (b) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the holder of a Series A Share which can not be converted as result of the Cap Regulations (each such Series A Share, an "Unconverted Share") shall have the option, exercisable in such holder's sole and absolute discretion, to elect either of the following remedies:


                            (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's notice of conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for the five (5) consecutive trading days ^ immediately preceding the date of notice of conversion; or

                           (y) require the Company to redeem each Unconverted Share for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred twenty-five percent (125%) of the principal of an Unconverted Share, plus (ii) any accrued but unpaid dividend thereon through and including the date (the "Redemption Date") on which the Redemption Amount is paid to the holder.

A holder of an Unconverted Share may elect one of the above remedies with respect to a portion of such Unconverted Share and the other remedy with respect to other portions of the Unconverted Share. The Shares shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the holder.

                  (x) Redemption: Company reserves the right, at its sole option, to call a mandatory redemption of any percentage of the balance on the Series A Shares during the two year period following the issuance date. In the event the Company exercises such right of redemption up to and including the last day of the ninth (9th) month following the issuance date it shall pay the holder, in U.S. currency One Hundred Seventeen (117%) of the face amount of the Series A Shares to be redeemed, plus accrued dividend. In the event the Company exercises such right of redemption at anytime during the tenth (10th) through fifteenth (15th) month^ following the issuance date it shall pay the holder, in U.S. currency One Hundred Twenty^ (120%) of the face amount of the Series A Shares to be redeemed, plus accrued dividend. In the event the Company exercises such right of redemption at anytime after the last day of the fifteenth (15th) month following the issuance date it shall pay the holder, in U.S. currency One Hundred Twenty-Five (125%) of the face amount of the Series A Shares to be redeemed, plus accrued dividend. The date by which the Series A Shares must be delivered to the Escrow Agent shall not be later than 8 business days following the date the Company notifies the holder by facsimile of the redemption. The Company shall give the holder at least 5 business day's advance notice of its intent to redeem and shall honor all Conversion Notices received by the Company prior to the time that the holder receives a redemption notice from the Company. If the Company does not timely pay the redemption amount, then the holder shall be entitled to cancel the redemption and the Company shall not have the right to redeem under this section anytime thereafter.

                  (xi) The Company shall furnish to holder a prospectus and other documents incidental to any registration of the shares of Common Stock underlying the Shares, including any amendment of or supplements thereto.

                  (xii) Limits on Amount of Conversion and Ownership. In no event except if there is (I) a public announcement that 50% or more of the Company is being acquired, (II) a public announcement that the Company is being merged, or (III) a change in control, shall the holder be entitled to convert any Series A Shares to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Shares), and (2) the number of shares of Common Stock issuable upon the conversion of the Series A Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such proviso. The holder further agrees that if the holder transfers or assigns any of the Series A Shares to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this section as if such transferee or assignee were a signatory to the Subscription Agreement. Furthermore, the Company shall not permit such conversions that would violate the provisions of this section, unless amended in writing upon mutual consent of the parties.

                  (xiii) Certain Adjustments. In the event of any change in one or more classes of capital stock of the Company by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Company or the sale or transfer by the Company of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series A Shares shall be promptly and appropriately adjusted by the Board of Directors of the Company so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the Series A
Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

                  (xiv) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series A Shares; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series A Shares in respect of which such shares are being issued.

                  D.       Liquidation.
                           -----------

                  (i) Series A Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any preferred stock junior in rank to the Series A Shares, to be paid an amount per share equal to the liquidation value described in this Section 3.D(i) (the "Liquidation Value"); provided. If upon the occurrence of any such event the assets distributable among the holders of the Series A Preferred Stock and any other class or series of capital stock ranking on parity therewith, if any, as to assets in liquidation (collectively, the "Parity Stock"), shall be insufficient to permit the payment of the full preferential amounts for the Series A Preferred Stock and Parity Stock, then the entire assets and funds of the Company legally available for distribution to its shareholders shall be distributed ratably per share to the holders of the Series A Preferred Stock and Parity Stock in proportion to their full preferential amounts per share to which they are respectively entitled. The per share Liquidation Value of the Series A Shares on any date is equal to the sum of the following:

                  (A) $1,000, plus
                  (B) an amount equal to any accrued and unpaid dividends from the date of issuance of the Series A Shares.

Neither the consolidation nor merger of the Company with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Company shall itself be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of this
Section 3D. Notice of liquidation, dissolution, or winding-up of the Company shall be mailed, by overnight courier, postage prepaid, not less than twenty
(20) days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders of record of the Series A Shares at their respective addresses as the same appear on the books of the Company or supplied by them in writing to the Company for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

                  (ii)     General.
                           -------

                           (A)      All of the  preferential  amounts  to be
paid to the holders of the Series A Shares pursuant to Section 3D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the holders of the Common Stock or any preferred stock junior in rank to the Series A Shares in connection with such liquidation, dissolution or winding-up.

                           (B)       After setting apart or paying in full the
preferential amounts aforesaid to the holders of record of the issued and outstanding Series A Shares as set forth in Section 3D(i), the holders of record of Common Stock and any preferred stock junior in rank to the Series A Shares shall be entitled to participate in any distribution of any remaining assets of the Company, and the holders of record of the Series A Shares shall not be entitled to participate in such distribution.

                  E. Reacquired Shares. Any Series A Shares redeemed, purchased, converted, or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of such Series A Preferred Stock and shall be retired promptly after the acquisition thereof. All such Series A Shares upon their retirement and the filing of any certificate required in connection therewith shall become authorized but unissued shares of preferred stock.

                  F. Equality. All Series A Preferred Stock holders shall be subject to the same terms and conditions as set forth herein. No Series A Preferred Stock holders shall be entitled to or receive terms that are more favorable than those given to any other Series A Preferred Stock holder. In the event a Series A Preferred Stock holder is given or receives terms more favorable than those given to or received by any other Series A Preferred Stock holder, then in such event all Series A Preferred Stock holders shall be given and entitled to those more favorable terms.

                  G. Controlling Documents. In the event that there is any conflict between the terms, conditions, rights or other matters set forth in this Certificate of Designation as compared to those terms, conditions, rights or other matters set forth in the related Term Sheet, Subscription Agreement or Registration Rights Agreement (these latter three documents hereinafter referred to in this paragraph as "Agreement") then the terms, conditions, rights and other matters set forth in the Agreement shall be controlling.

                  Additionally, any and all requirements in this Certificate of Designation as relates to notice to or delivery to the Company of any exercise of rights or notifications shall only be valid if a copy thereof is simultaneously (or at least within one business day thereafter) faxed to Company counsel at Gary B. Wolff, P.C., 212-644-6498.

         4. The statements contained in the foregoing, creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Amended and Restated Certificate of Incorporation, as amended, of the Company.

         5. In the event that any statements in this amendment to the Certificate of Incorporation conflict in any manner whatsoever with previous and existing Articles in the Certificate of Incorporation as heretofore amended to date, the Certificate shall be governed by the last amendment as filed. The balance of the original Certificate of Incorporation shall remain in full force and unchanged." The amendment was authorized by majority vote o the board of directors.

IN WITNESS WHEREOF, we have signed this Certificate on the 23rd day of October, 2000, and we affirm the statements contained herein as true under penalties of perjury.

                                                    SWISSRAY INTERNATIONAL, INC.


                                                 By:/Ruedi G. Laupper /
                                                     Ruedi G. Laupper, President



                                                 By:/Josef Laupper/
                                                     Josef  Laupper, Secretary